EXHIBIT 4.1

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

001	***[ ]***

LEGACY HOUSING CORPORATION

AUTHORIZED CAPITAL 100,000,000 SHARES, COMMON STOCK, PAR VAULE $0.001 PER SHARE

SEE REVERSE SIDE FOR CERTAIN DEFINITIONS.

[ ]
***[ ] ([ ])***

Date: , 20

Curtis D. Hodgson, Co-Chief Executive Officer and Secretary	Kenneth E. Shipley, Co-Chief Executive Officer and Treasurer